August 21, 2024

Yucheng Hu
Chief Executive Officer and President
Mega Matrix Corp.
3000 El Camino Real,
Bldg. 4, Suit 200,
Palo Alto, CA 94306

       Re: Mega Matrix Corp.
           Form 10-K for the Fiscal Year Ended December 31, 2022
           Form 10-K for the Fiscal Year Ended December 31, 2023
           File No. 001-13387
Dear Yucheng Hu:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Crypto
Assets